Exhibit (a)(5)(E)

For immediate release:

May 23, 2008

CBS CORPORATION COMMENCES TENDER OFFER

FOR ALL OUTSTANDING SHARES OF CNET NETWORKS, INC.

NEW YORK, New York, May 23, 2008 — CBS Corporation (NYSE: CBS.A and CBS) today announced the commencement of its tender offer for all outstanding shares of common stock of CNET Networks, Inc. (NASDAQ: CNET) for $11.50 per share, net to the seller in cash, without interest. The tender offer is being made pursuant to an Offer to Purchase, dated May 23, 2008, and in connection with the Agreement and Plan of Merger, dated May 15, 2008, by and among CBS, Ten Acquisition Corp., a wholly-owned subsidiary of CBS, and CNET Networks, which CBS and CNET Networks publicly announced on May 15, 2008.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, June 20, 2008, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by CNET Networks stockholders, CBS expects to consummate a merger in which remaining CNET Networks stockholders will receive the same $11.50 cash price per share, without interest, as paid in the tender offer. The tender offer and merger are subject to customary closing conditions, including the acquisition by CBS of more than 50% of CNET Networks’ issued and outstanding shares on a fully diluted basis in the tender offer and the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust, competition or merger control laws.

The Depositary for the tender offer is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, Attn: Corporate Actions Department. The Dealer Managers for the tender offer are Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013, and UBS Investment Bank, 299 Park Avenue, New York, New York 10171. The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films). For more information, log on to www.cbscorporation.com.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. CNET Networks stockholders are advised to read the tender offer statement and related materials, which have been filed by CBS with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by CBS with the SEC and the solicitation/recommendation statement filed by CNET Networks with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement will be mailed to all CNET Networks stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at www.cbscorporation.com and www.cnetnetworks.com and the website maintained by the SEC at www.sec.gov.

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DISCLOSURE NOTICE: The information contained in this release is as of May 23, 2008. Except as required by law, CBS does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. CBS cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A further list and description of risks and uncertainties can be found in CBS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its periodic reports on Forms 10-Q and 8-K.

Press Contacts:

Gil Schwartz	212/975-2121	gdschwartz@cbs.com
Dana McClintock	212/975-1077	dlmcclintock@cbs.com

Investor Relations Contacts:

Marty Shea	212/975-8571	marty.shea@cbs.com
Debra Wichser	212/975-3718	debra.wichser@cbs.com